UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to §240.14a-12

DUNE ENERGY, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DUNE ENERGY, INC.

Two Shell Plaza, 777 Walker Street, Suite 2300

Houston, Texas 77002

April 17, 2009

TO OUR STOCKHOLDERS:

You are cordially invited to attend our 2009 Annual Stockholders’ Meeting to be held at the Doubletree Hotel, 400 Dallas Street, Houston, Texas 77002 on Thursday, May 21, 2009, at 11:00 a.m. local time.

We have attached a Notice of Annual Meeting of Stockholders and Proxy Statement that discuss the matters to be presented at the meeting. A copy of our 2008 Annual Report to Shareholders is also enclosed. You may also view these materials at http://www.sendd.com/EZProxy/?project_id=245.

In addition to acting on the matters listed in the Notice, we will discuss our progress and you will be given an opportunity to ask questions of general interest to all stockholders.

We hope that you will come to the annual meeting in person. Even if you plan to come, we strongly encourage you to complete the enclosed proxy and return it to us in the enclosed business reply envelope. Instructions are shown on your proxy. If for any reason you desire to revoke your proxy, you can do so at any time before it is voted.

James A. Watt

President and Chief Executive Officer

DUNE ENERGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	• Thursday, May 21 2009, at 11:00 a.m. Central Time

PLACE	• Doubletree Hotel, 400 Dallas Street, Houston, Texas 77002

PURPOSES	• To elect our Directors; and • To transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	• You can vote if you were a stockholder of record at the close of business on April 13, 2009

By order of the Board of Directors,

Richard M. Cohen

Secretary

April 17, 2009

Houston, Texas

DUNE ENERGY, INC.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by our Board of Directors of Dune Energy, Inc. (NYSE AMEX: DNE) of proxies to be used at Dune’s annual meeting of stockholders to be held on May 21, 2009, and at any adjournment or postponement of the meeting. “We”, “our”, “us”, the “Company” and “Dune” all refer to Dune Energy, Inc. The proxy materials are first being mailed on or about April 17, 2009.

Who may vote

You will be entitled to vote at the annual meeting only if our records show that you held your shares of our common stock on April 13, 2009. At the close of business on April 13, 2009, a total of 112,206,088 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by proxy

If your shares are held by a broker, bank or other nominee, it will send you instructions that you must follow to have your shares voted at the annual meeting. If you hold your shares in your own name as a record holder, you may instruct the proxy agents how to vote your shares by completing, signing, dating, and mailing the proxy card in the enclosed postage-paid envelope. Of course, you can always come to the meeting and vote your shares in person.

The proxy agents will vote your shares as you instruct. If you sign and return your proxy card without giving instructions, the proxy agents will vote your shares FOR each person named in this Proxy Statement as a nominee for election to our Board of Directors.

How to revoke your proxy

You may revoke your proxy at any time before it is voted. If you are a record stockholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the annual meeting.

•	by delivering to our Company Secretary at our executive offices, on or prior to the annual meeting, written instructions revoking your proxy.

•	by delivering to our Company Secretary at our executive officers, on or prior to the annual meeting, an executed proxy bearing a later date.

•	by voting in person at the annual meeting.

How votes will be counted

The annual meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the meeting. If you have returned a valid proxy or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. Abstentions and broker “non-votes” are counted in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or nominee that holds shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

If a quorum is not present at the annual meeting, a majority of the shares present, in person or by proxy, has the power to adjourn the meeting from time to time until a quorum is present. Other than announcing at the annual meeting the time and place of the adjourned meeting, no notice of the adjournment will be given to stockholders unless required because of the length of the adjournment.

Directors will be elected by a plurality of the votes cast. The affirmative vote of a majority of the votes cast is required to approve all other matters voted on at the meeting.

Abstentions and broker “non-votes” are not counted in the election of directors and the approval of any other matter.

Cost of this proxy solicitation

We will pay the cost of the proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors has seven members. Each current Board of Directors member is standing for re-election, to hold office until the next annual meeting of stockholders.

Your proxy will be voted FOR the election of the seven nominees named below, unless you withhold authority to vote for any or all of the nominees. Management has no reason to believe that a nominee will be unwilling or unable to serve as a director. The Corporate Governance and Nominating Committee of the Board of Directors nominated each of the candidates for election. However, if a nominee is unwilling or unable to serve, your proxy will be voted for another nominee designated by our Board of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SEVEN NOMINEES NAMED BELOW TO SERVE AS MEMBERS OF THE COMPANY’S BOARD, TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS.

Nominees for Director

The following sets forth information concerning the seven nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of March 31, 2009, position with the Company and business experience during the past five years. All nominees are currently serving as directors and are standing for re-election.

Alan D. Gaines, age 53, has served as Chairman of our Board of Directors since May 2001 and as our Chief Executive Officer from May 2001 to April 17, 2007. From April 2005 until August 2007, Mr. Gaines served as Vice Chairman of Baseline Oil & Gas Corp. (OTC: BOGA.OB), an independent, publicly traded oil and gas company, and from April 2005 until September 2007, he served as Chief Executive Officer of Cross Canyon Energy Corp. (f/k/a ABC Funding, Inc.) (OTC: AFDG.OB), a publicly-traded oil and gas company. Mr. Gaines currently serves on the Board of Directors of Cross Canyon Energy Corp.  Mr. Gaines has over 25 years of experience as an energy investment and merchant banker. In 1983, he co-founded Gaines, Berland Inc., an investment bank and brokerage firm, specializing in global energy markets, with particular emphasis given to small to medium capitalization companies involved in exploration and production, pipelines, refining and marketing, and oilfield services. Mr. Gaines holds a B.B.A. in Finance from Baruch College, and an M.B.A. in Finance (with distinction) from Zarb School, Hofstra University School of Graduate Management.

James A. Watt, age 59, became a Director of our Company on April 16, 2007 and our President and Chief Executive Officer on April 17, 2007. Mr. Watt served as the Chief Executive Officer of Remington Oil and Gas Corporation since February 1998 and the Chairman of Remington since May 2003, until Helix Energy Solutions Group, Inc. (NYSE: HLX) acquired Remington in July 2006. From 1993 through 1997, Mr. Watt served as Vice President—Exploration of Seagull E&P, Inc., and from 1991-1993, he served as Vice President—exploration and exploitation of Nerco Oil and Gas. From August 2006 through March 2007, Mr. Watt served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. (OTC: MVOG.OB). Mr. Watt currently serves on the Board of Directors of Pacific Energy Resources Ltd (TSE: PFE) and Helix. Mr. Watt received a B.S. in Physics from Rensselaer Polytechnic Institute.

Steven Barrenechea, age 50, has served as a Director since May 2001. From April 2005 to January 2006, Mr. Barrenechea served as a Director of Baseline Oil & Gas Corp. From April 2006 through May 2008, Mr. Barrenechea served as a Director of Cross Canyon Energy Corp., and from September 2007 through May 2008, he served as the Chief Executive Officer of Cross Canyon Energy Corp. From 1993 to December 2004, he served as Chief Operating Officer of Coast to Coast Catering LLC, a catering service.

Alan D. Bell, age 63, joined our Board of Directors on April 16, 2007. Previously, Mr. Bell worked in various capacities at Ernst & Young LLP from 1973 until his retirement in June 2006, at which time he was the Director of Ernst & Young’s Energy Practice in the Southwest United States. Prior to joining Ernst & Young, Mr. Bell was a production engineer with Chevron Oil Company in the Gulf of Mexico from 1969 to 1972. Mr. Bell is presently serving as the Chief Restructuring Officer of Energy Partners Ltd. (other OTC: ERPL.PK), a New Orleans based exploration and development company. Mr. Bell also serves on the Board of Directors of Toreador Resources Corporation (NASDAQ: TRGL), where he serves as the Chairman of the Audit Committee. Mr. Bell received a degree in Petroleum Engineering from the Colorado School of Mines in 1969 and received an M.B.A. from Tulane University in 1973. Mr. Bell is a member of the American Institute of Certified Public Accountants, Texas Society of Certified Public Accountants and is a licensed certified public accountant in the State of Texas. He is also a member of the Institute of Certified Management Accountants, Association of Certified Fraud Examiners and the Society of Petroleum Engineers.

Richard M. Cohen, age 58, has served as a Director since December 2003. From December 2003 to March 2005, he served as our Chief Financial Officer. From December 2005 to August 2007, Mr. Cohen served as the Chief Financial Officer of Baseline Oil & Gas Corp., and from April 2006 to January 2008 he served as the Chief Financial Officer of Cross Canyon Energy Corp. Since 1996, Mr. Cohen has been the President of Richard M. Cohen Consultants, a private financial services consulting company that assists both public and private companies with their corporate governance and corporate finance needs. In 1999, Mr. Cohen was the President of National Auto Credit, a publicly traded sub-prime auto finance company. From 1992-1995, Mr. Cohen was the President of General Media Inc., a publicly reporting international diversified publishing and communications company. Mr. Cohen currently serves on the Board of Directors for each of Rodman & Renshaw Capital Group Inc. (NASDAQ: RODM) and Helix BioMedix Inc. (OTC: HXBM), where he also currently serves as Chairman of each of those company’s audit committees. Mr. Cohen is a Certified Public Accountant and worked at Arthur Andersen & Co. from 1975 to 1977. He received a B.S. (“With Honors”) from the University of Pennsylvania (Wharton School) and an M.B.A. from Stanford University.

William E. Greenwood, age 70, joined our Board of Directors on April 16, 2007. Since 1995, Mr. Greenwood has performed consulting work in the transportation industry and served on numerous nonprofit and corporate Board of Directors, including Ameritruck, Trancisco, Mark VII, Transport Dynamics, Inc. and Remington Oil and Gas. Prior to that he was Chief Operating Officer and a Director at Burlington Northern Railroad from 1990 to 1994. He has been a member of the business school advisory Board of Directors at several universities and is currently a member at Marquette and Texas Christian University, where he also served as an adjunct professor in 2004 and 2005. He graduated from Marquette University with a B.S. in Business.

Steven M. Sisselman, age 50, has served as a Director since May 2004. From January 1996 to December 2005, Mr. Sisselman served as Vice-President of business development with Itera International Energy Corp., a subsidiary of the Itera Group operating in the United States natural gas, real estate and commodity business. From January 2006 to the present, he has served as the Executive Vice President and Chief Operating Officer of both Itera International Energy Corp, as well as its parent company, Itera USA, Inc. From 1992-1994, Mr. Sisselman was Vice-President of Dalon Inc., a petroleum trading company, responsible for trading crude oil and petroleum products from the former Soviet Union. For the 12 years prior to 1992, Mr. Sisselman was employed by Charter Oil Company, UBS AG, and Astra Oil working in various financial and trading positions both in the United States and London, England. He graduated from University of Florida in 1980 with a B.S. in Business Administration with a major in Finance.

Board of Directors Independence

The Board of Directors’ Nominations and Corporate Governance Committee (the “Nominations Committee”) has affirmatively determined that each of Messrs. Barrenechea, Bell, Cohen and Greenwood, constituting a majority of the members of the Board of Directors, qualify as “independent” as that term is defined under the corporate governance rules of the NYSE Alternext US, where our common stock is listed, and the applicable rules under the Securities Exchange Act of 1934. In making this determination, the Nominations Committee has concluded that none of these members has a relationship which, in the opinion of the Nominations Committee, is material and would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The non-independent, management directors are Mr. Gaines, our current Chairman, Mr. Watt, our current Chief Executive Officer, and Mr. Sisselman, who is an affiliate of Itera Holdings BV, a principal stockholder of our Company. Our Nominations Committee reviews and analyses this independence determination annually to promote arms-length oversight.

Shareholder Communications with the Board of Directors

Any shareholder or other interested party wishing to send written communications to any one or more of the Company’s directors may do so by sending them in care of our Company’s Secretary at the Company’s principal executive offices. All such communications will be forwarded to the intended recipient(s).

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (“Code of Conduct and Ethics”) that applies to all our directors, officers and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents. A copy of our current Code of Conduct and Ethics is attached as Exhibit 14.1 to our annual report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2008. All documents which we have filed on the Securities and Exchange Commission’s EDGAR system are available for retrieval at their website at www.sec.gov, as well as available to the public from commercial document retrieval services. You may also obtain a copy of our Code of Conduct and Ethics at no cost, by writing or telephoning us at: Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002 (tel.: 713-229-6300) We undertake to make all disclosures that are required by law or NYSE governing rules concerning any subsequent amendments to, or waivers from, any provision of the Code of Conduct and Ethics.

Board of Directors meetings and committee meetings

During 2008, our Board of Directors held seven meetings and acted by unanimous written consent on one occasion. During 2008, each Director attended not less than 75% of the aggregate total number of Board of Directors meetings and meetings of the committees on which he serves.

During 2008 we had an Audit Committee, Compensation Committee and Nominations Committee.

Audit Committee

Our Audit Committee was established by our Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. The responsibilities of the Audit Committee are described in the committee’s charter, a copy of which is attached as Exhibit 99.3 to our Form 8-K, filed with the Securities and Exchange Commission on April 4, 2008, and summarized in the following Report of the Audit Committee.

The committee’s membership consists of Alan D. Bell, as Chairman, and each of Steven Barrenechea and William E. Greenwood. The Board of Directors has also determined that Mr. Bell meets the requirements for being an “audit committee financial expert” as defined by regulations of the Securities and Exchange Commission. All members of the Audit Committee are independent directors as required by the listing standards of the NYSE.

During 2008, five meetings of the Audit Committee were held.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s audited financial statements. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board of Directors Standard No. 1 relating to independence discussions with audit committees, has discussed with the Company’s independent registered public accounting firm its independence from the Company and its management, and has considered whether the Company’s independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

ALAN D. BELL
STEVEN BARRENECHEA
WILLIAM E. GREENWOOD

Pursuant to SEC Rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.

Audit and Tax Fees

During fiscal year 2008 and fiscal year 2007, the aggregate fees for which we were billed by Malone & Bailey for professional services were as follows:

	Fiscal Year Ended
	December 31, 2008		December 31, 2007
Audit Fees(1)		$213,751	$229,694
Audit-Related Fees		$72,000	$62,000
Tax Fees	$	N/A	N/A
All Other Fees		N/A	$134,303

(1)	Fees for audit services include fees associated with the annual audit and the review of our quarterly reports on Form 10-QSB or 10-Q, as applicable, during the year reported.

In connection with our Sarbanes-Oxley review and tax matters, we paid Calvetti, Ferguson & Wagner, P.C. fees of $134,917 and $83,701, respectively, for 2008.

The Audit Committee considers whether the provision of the foregoing services is compatible with maintaining the auditor’s independence and has concluded that the foregoing non-audit services and non-audit-related services, did not adversely affect the independence of Malone & Bailey.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving certain audit, review or attest engagements and permissible non-audit services including fees and terms thereof, to be provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. As part of any pre-approval, the Audit Committee considers whether such services are consistent with the Securities and Exchange Commission rules on auditor independence. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firms to ensure that such services are within the parameters approved by the Audit Committee.

Nomination and Corporate Governance Committee

Our Nominations and Corporate Governance Committee, or Nominations Committee, was recently formed with the primary purposes of: (a) identifying individuals qualified to become members of the Board of Directors and, going forward and with respect to our 2009 annual meeting and subsequent shareholders’ meetings, selecting or recommending that the Board of Directors select, the director nominees for election at our annual meeting or filling vacancy(ies) on the Board of Directors; and (b) developing and recommending to the Board of Directors a set of corporate governance principles applicable to our Company and its operations, including reviewing and modifying, as necessary, our Code of Conduct and Ethics previously adopted by the Board of Directors.

The Board of Directors has adopted a written charter for the Nominations Committee, a copy of which charter was an exhibit to our current Report on form 8-K, dated April 4, 2008, and filed with the Securities and Exchange Commission (“SEC”). The Nominations Committee shall be composed of at least two, but no more than three, independent directors on the Board of Directors. Initial members of the Nominations Committee are Alan Bell and Steven Barrenechea. All members of the Nominations Committee must be independent as defined in our Governance Standards for Directors and Committees of the Board.

Our Nominations Committee has endorsed all incumbent director nominees standing for re-election at our 2009 annual stockholders’ meeting, affirmatively finding that such nominees present the qualifications necessary to be nominated as a director under those “Standards for Director Qualification” adopted by the Board of Directors.

Standards for Director Qualifications

As envisioned by its charter, our Nominations Committee will identify individuals qualified to become board members consistent with criteria established by the committee under its “Standards for Director

Qualification”. Under these criteria, directors are expected to bring a range of experience, knowledge and judgment and to act with integrity and commitment to our Company, our business plans and long-term stockholder value. Directors must represent the interests of all shareholders. Directors should also have relevant business and industry experience in order to provide a useful perspective on significant risks and competitive advantages facing us, and in particular, should demonstrate competence in one or more of the following areas: accounting or finance, markets, business or management experience, oil and gas industry knowledge, end user experience or perspective, crisis management, or leadership and strategic planning. Directors will also be expected to become familiar with the qualitative requirements necessary to serve as a director of a corporation engaged in the oil and gas industry.

Identifying and Evaluating Nominees for Directors

Our Nominations Committee will utilize a variety of methods for identifying and evaluating nominees for director. The Nominations Committee intends to regularly assess the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominations Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominations Committee through current board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Nominations Committee, and may be considered at any point during the year.

The Nominations Committee will consider shareholder nominations properly submitted to the committee c/o our Company address following verification of the shareholder status of any persons proposing candidates. Any recommendations are considered as a whole by the Nominations Committee at a regularly scheduled meeting prior to the issuance of the proxy statement for our annual meeting of shareholders. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominations Committee. The Nominations Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominations Committee seeks to achieve those qualifications outlined elsewhere in this Proxy Statement and set forth in the committee’s charter.

The Nominations Committee will consider shareholder nominations properly submitted at our Company’s next annual meeting in accordance with the procedure set forth on the last page of this proxy statement and the regulations promulgated by the Securities and Exchange Commission.

Although the Nominations Committee will consider candidates recommended by shareholders, it may determine not to recommend that the Board of Directors, or the Board of Directors may determine not to, nominate those candidates for election to the Board of Directors.

Compensation Committee

Our Compensation Committee is responsible for setting executive compensation levels, bonus plan participation and target levels and executive and overall compensation policies. The Compensation Committee also reviews and approves executive benefit plans and make awards under the Company’s equity plans, as well as performs such other duties delegated to it by the Board of Directors as set forth in its charter, a copy of which charter was an exhibit to our current Report on form 8-K, dated April 4, 2008, and filed with the SEC.

The committee’s membership consists of Richard M. Cohen, Alan D. Bell and William E. Greenwood. Prior to April 2007, we did not have a standing Compensation Committee. During 2008, two meetings of the Compensation Committee were held.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, none of our executive officers served on the Board of Directors of any entities whose directors or officers served on our Compensation Committee. Except for Richard M. Cohen, a member of our Compensation Committee, who serves as Secretary of our Company and also served from December 2003 to March 2005 as our Chief Financial Officer, no current or past officers or employees of the Company serve on our Compensation Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is intended to assist you in understanding the Company’s compensation programs. It is intended to explain the philosophy underlying the Company’s compensation strategy and the fundamental elements of compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer, and other individuals included in the Summary Compensation Table (“Named Executive Officers” or “executive officers”) for the 2008 calendar year. Specifically, this Compensation Discussion and Analysis addresses the following:

•	Objectives of the Company’s compensation programs;

•	What the Company’s compensation programs are designed to reward;

•	Elements of compensation provided to the Named Executive Officers;

•	The purpose of each element of compensation

•	Why the Company elects to pay each element of compensation

•	How each element of compensation was determined by the Committee

•	How each element and the Company’s decisions regarding its payment relate to our goals

•	Process for determining executive officer compensation; and

•	Other important compensation policies affecting the Named Executive Officers.

The Company’s compensation strategy, above all, is designed to reward results and align all employees’ interests with the shareholders.

The Compensation Committee of the Board of Directors (“Committee”) administers the Company’s executive compensation programs. The Committee consists of Richard Cohen, Alan Bell and William Greenwood. The members of the Committee all qualify as independent, outside members of the Board of Directors in accordance with the requirements of the New York Stock Exchange Alternext U.S. (formerly known as the American Stock Exchange (AMEX)) and current SEC regulations.

The Committee is responsible for setting compensation for the Chief Executive Officer and the Chairman of the Board subject to approval by the Board of Directors. The Chief Executive Officer recommends the compensation for the other Named Executive Officers subject to approval by the Committee and the Board of Directors.

Objectives of the Company’s Compensation Programs

The Committee has the responsibility for continually monitoring the compensation paid to the Named Executive Officers. The Committee believes that compensation of the Company’s Named Executive Officers should encourage creation of stockholder value and achievement of strategic corporate objectives. Specifically, the Committee is committed to ensuring that the total compensation package for the Named Executive Officers will serve to:

•	Attract, retain and motivate highly qualified senior executives by providing salaries that are competitive with peer companies;

•

Enhance the Company’s near-term financial performance by basing annual bonuses on performance measures that relate to enhancement of the value of the Company’s profitability during the measured period; and

•	Increase stockholder value by providing long-term incentives around stock ownership in an effort to align the interests of senior executives with those of our stockholders.

What the Company’s Compensation Programs Are Designed to Reward

The Named Executive Officer’s compensation is designed to reward short term performance as well as long-term performance. The Company’s policy is to provide a portion of the executive officers’ compensation in cash including an annual base salary and an opportunity to receive an annual bonus which remains at risk. The annual bonus is tied to the main controllable operating criteria of the Company. These operating criteria are based on three elements: (i) growth in reserves year over year; (ii) increased annual production volumes; and (iii) limiting finding and development costs. The Company intentionally ties the annual bonus to these three elements to keep executive officers focused on the elements of the Company’s business that are critical to its success in the marketplace. If set targets related to one or more of these three elements are not achieved, annual bonuses may not be awarded.

Due in part to the Company’s sale of Barnett Shale assets and other economic conditions during 2008, the Company was unable to achieve the performance goals initially set. Because the originally stated performance metrics were not met in their entirety, employees’ bonuses for 2008 were substantially less than 2007 bonuses and the target bonuses for 2008. The 2008 bonuses for all employees, other than Mr. Gaines and Mr. Watt, generally ranged between fifty percent (50%) and sixty-three percent (63%) and averaged fifty-six percent (56%) of target. Mr. Gaines and Mr. Watt were paid a cash bonus equal to twenty percent (20%) of target. As explained more fully below, Mr. David was not paid a bonus for 2008.

During 2008, the Company continued its program of granting shares of restricted common stock. Consistent with its commitment to compensation tied to performance and increasing shareholder value, restricted stock was granted to all employees, not just the executive officers, in an effort to keep the executive officers, and the employees, focused on the Company’s long-term goals. Because the grants of restricted stock are subject to a two or three year vesting schedule, the awards also assist in retaining the executives and employees for a period of time.

In 2008, the energy industry faced significant turmoil. During the first half of 2008, the Company, in particular, was facing a significant threat of its employees departing. The Company decided it was in its best interest to accelerate the timing of the restricted stock grants from December to August in an effort to retain its current employees. After thoughtful consideration it was decided that this would be a permanent change to the Company’s long-term incentive equity granting practices. The practice of granting awards to employees in December and communicating bonus and base salary increases in December resulted in a compression of the incentives that result from communicating compensation and equity awards. On the other hand, granting long-term incentive awards in August and communicating bonus and base salary increases in December serve to incent the employees to remain with the Company more frequently than once per year.

Elements of Compensation Provided to the Named Executive Officers

The Committee has determined that it is in the Company’s and shareholders’ best interests to provide competitive compensation to attract and retain the most qualified executive officers with demonstrated leadership abilities that will secure the future of the Company. The Committee does this by providing compensation that is tied to the Company’s short and long-term performance goals to motivate our executive officers to attain these goals.

Named Executive Officer compensation was set so that base salary would approximate the mid-point of the Company’s peer group companies. Additionally, annual bonus amounts, which are at risk and tied to performance, could payout between zero and two hundred percent of each Named Executive Officer’s base salary target percentage. With respect to long-term compensation the Company made grants of restricted stock to the Named Executive Officers to entice them to join the Company and to align their interests with shareholders over the long-term.

The elements of compensation utilized during 2008 to compensate the Named Executive Officers include:

•	Base Salary;

•	Annual Bonus;

•	Long-Term Equity Awards;

•	Retirement Benefits; and

•	Health and Insurance Plans.

Below is a discussion of each element of compensation listed above, including the purpose of each element of compensation, why the Committee elects to pay each element of compensation, how each element of compensation was determined by the Committee, and how each element and the Committee’s decisions regarding the payment of each element relate to the Company’s goals.

• Base Salary. Base salary is the starting point in a compensation package that will attract and retain executives. Base salary provides a steady income as a base upon which performance incentives can build. The Committee believes that base salary should be competitive with peer companies in the oil and gas industry.

It is the Committee’s goal to set base salary to reflect the role and responsibility of the executive officer over time and to comfortably meet the executive’s needs. Base salary, although not directly connected to performance, is essential to compete for talent and the Company’s failure to pay a competitive base salary could harm our ability to recruit and retain management. Base salary was initially determined by analyzing base salaries of comparable executives in peer companies in the oil and gas industry and considering the abilities, qualifications, accomplishments, and prior work experience of each executive officer.

Pursuant to the terms of the employment agreements with Mr. Gaines, Mr. Watt and Mr. David, the base salaries for Mr. Gaines, Mr. Watt and Mr. David were increased in accordance with the employment agreements. With respect to Mr. Frank Smith and Mr. Hal Bettis, the following adjustments were made to base salary effective January 1, 2008.

Executive	2007 Base Salary	2008 Base Salary
Alan Gaines	$500,000	$550,000
James Watt	500,000	550,000
Amiel David	400,000	450,000
Frank Smith	225,000	260,000
Hal Bettis	225,000	260,000

The employment agreements for Mr. Gaines and Mr. Watt also entitle the Executives to base salary increases in 2009. However, Mr. Gaines and Mr. Watt have agreed to forgo their base salary increases for 2009. Their base salary will remain at $550,000 for the remainder of 2009, as outlined in the following table:

Executive	Base Salary Effective April 17, 2009 Pursuant to Employment Agreements	Base Salary after Waiver of Increase under Employment Agreements
Alan Gaines	$600,000	$550,000
James Watt	600,000	550,000

As explained more fully below, Mr. David retired from the Company in March 2009.

• Annual Bonus. Annual bonuses are provided to the Named Executive Officers through the Company’s bonus program which is designed to support the near-term initiatives of the business and to position the Company for the future by focusing on annual goals, both financial and operational. The Named Executive

Officers have the opportunity to receive an annual bonus that is tied to the main controllable operating criteria of the Company. These operating criteria are based on three elements: (i) growth in reserves year over year; (ii) increased annual production volumes; and (iii) limiting finding and development costs. The Company intentionally ties the annual bonus to these three elements to keep executive officers focused on the elements of the Company’s business that are critical to its success in the marketplace. Additionally, individual goals are set for each executive officer which can impact the ultimate annual bonus awarded to them.

The Committee sets target annual bonus opportunities so that total cash (base salary, plus annual bonus opportunities) would be at the upper percentiles of total cash for executives in peer companies when the Company’s performance results achieve certain performance levels. These performance levels take into account individual performance, Company performance and the performance of the Company’s peers. Because the Company’s executive compensation program is based upon a philosophy of paying for performance and the Company did not meet its performance expectations for 2008, the bonuses awarded in 2008 were significantly less than those awarded in 2007. The bonus awarded to Mr. Smith was sixty-one percent (61%) of his annual bonus target and the annual bonus awarded to Mr. Bettis was fifty-two percent (52%) of his annual bonus target. Mr. Gaines and Mr. Watt were awarded a bonus equal to twenty percent (20%) of each individual’s annual bonus target. As explained more fully below, Mr. David retired from the Company in March 2009 and was not paid a bonus for 2008.

The annual bonus amounts awarded to Named Executive Officers for 2008 performance are as follows:

Executive	2007 Bonus	2008 Bonus
Alan Gaines	$512,000	$110,000
James Watt	512,000	110,000
Frank Smith	115,200	95,000
Hal Bettis	161,280	95,000
Amiel David	409,600	0

Mr. Gaines and Mr. David were also entitled to a cash bonus upon completion of certain acquisitions of the Company. No transaction bonuses were paid in 2008.

• Long-Term Equity Awards. Salary and annual bonus tend to reward shorter term goals; however, it is important to focus on long-term performance of the Company. Prior to the 2007 change in the compensation philosophy, the Company granted stock options. Only a few grants remained outstanding in 2008. Grants of restricted stock reward executives for increasing the Company’s stock price over time and provide an incentive for the executive officers to remain employed with the Company. It is the Committee’s belief that executive officers need to have a significant interest tied to long-term performance and increasing shareholder value. The Committee believes the best way to accomplish this is through stock ownership of the Company.

Prior to the adoption of the Dune Energy, Inc. 2007 Stock Incentive Plan (“Stock Incentive Plan”) in 2007, the Company granted nonqualified stock options and restricted stock to executives through the use of stand-alone agreements. In August 2008, the Company granted shares of restricted stock pursuant to the terms of the Stock Incentive Plan.

• Retirement Benefits. The Company does not have a defined benefit pension plan. However, the Named Executive Officers are eligible to participate in the Dune Energy 401(k) Plan (“401(k) Plan”), which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. The Company sponsors this plan to help employees in all levels of the Company save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at Internal Revenue Code (“Code”) annual limits. The Company makes annual matching contributions to the 401(k) Plan on behalf of all employees, including the Named Executive Officers.

• Health and Insurance Plans. The Named Executive Officers are eligible to participate in Company-sponsored benefit plans on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to the Company’s employees and the employees’ family members. The cost of Company-sponsored benefit plans are negotiated by the Company with the providers of such benefits and the executive officers contribute to the cost of the benefits.

• Perquisites. The Company does not believe in providing lavish perquisites for its executive officers. In fact, with one exception, the Company does not provide perquisites to its executive officers. The Company continues to provide one executive officer, not the Chief Executive Officer, with a car allowance that was provided under an arrangement with a company previously acquired by Dune Energy.

Process for Determining Executive Officer Compensation

• Role of the Committee. The Compensation Committee, pursuant to the Dune Energy, Inc. Compensation Committee Charter, is charged with reviewing the competitiveness of the Company’s executive compensation programs to ensure: (i) the attraction and retention of corporate officers; (ii) the motivation of corporate officers to achieve the Company’s business objectives; and (iii) the alignment of interests of key leadership with the long-term interests of the Company’s shareholders.

The Committee has responsibility for reviewing and recommending to the Board of Directors corporate goals and objectives relevant to the Chief Executive Officer’s and the Chairman of the Board’s compensation, evaluating the Chief Executive Officer’s and the Chairman of the Board’s performance in light of these goals and objectives, and setting the Chief Executive Officer’s and the Chairman of the Board’s compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer’s and the Chairman of the Board’s compensation, the Committee considers the Company’s financial and operating performance and relative shareholder return, the value of similar incentive rewards to chief executive officers and board chairmen at comparable companies, and the awards previously given to the Chief Executive Officer and the Chairman of the Board.

The Committee also reviews and makes recommendations to the Board of Directors concerning the salary, bonus and other compensation of all corporate officers at the level of corporate vice president and above, and approves the general compensation guidelines recommended by management for the remainder of the employees. As part of the compensation setting process, the Chief Executive Officer makes recommendations to the Committee and the members of the Committee set the appropriate level of compensation for each of the other executive officers. If the Chief Executive Officer finds it necessary to fill an existing position, he has decision making authority to set compensation within pre-established parameters that have been approved by the Committee.

Additionally, the Committee will periodically review the Company’s incentive plans and other equity based plans. The Committee will review, adopt, and submit to the Board of Directors any proposed arrangement or plan, and any amendment to an existing arrangement or plan, that provides or will provide benefits to the Named Executive Officers collectively or to an individual executive officer. The Committee will also review trends in executive compensation. The Committee has sole authority to retain and terminate a compensation consultant or other advisor as the Committee sees appropriate.

• Benchmarking. To ensure the competitiveness of our total compensation package, the Committee reviews compensation information from its peer companies (publicly traded oil and gas companies of the same size as Dune Energy) annually. This information is used to evaluate what comparable companies are paying and to assist the Committee in setting compensation for the Named Executive Officers.

• Compensation Consultant. The Committee does not have a contractual arrangement with a compensation consultant to advise it in setting the amount or determining the form of compensation to the executive officers. In the future, the Committee may engage the consultation of a compensation consultant, as needed.

Other Important Compensation Policies Affecting the Named Executive Officers

• Financial Restatement. Currently, the Committee does not have an official policy in place governing retroactive modifications to any cash or equity based incentive compensation paid to the Named Executive Officers where the payment of such compensation was predicated upon the achievement of specified financial results that were subsequently the subject of a restatement.

• Stock Ownership Requirements. The Committee does not maintain a policy relating to stock ownership guidelines or requirements for its Named Executive Officers. The Committee does not believe it is necessary to impose such a policy on the executive officers. Currently, the Named Executive Officers, as a group, hold a substantial portion of the Company’s stock. If circumstances change, the Committee will review whether such a policy is appropriate for its executive officers.

• Trading in the Company’s Stock Derivatives. The Committee does not currently have a policy in place prohibiting executive officers of the Company from purchasing or selling options on the Company’s common stock, engaging in short sales with respect to the Company’s common stock, or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to the Company’s common stock. The Committee is not aware that any of the executive officers have entered into these types of arrangements.

• Tax Deductibility of the Named Executive Officers’ Incentive and Equity Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1.0 million paid to a corporation’s Chief Executive Officer and the three (3) other most highly compensated executive officers (excluding the Chief Financial Officer).

In connection with the compensation of the Company’s executive officers, the Committee is aware of section 162(m) as it relates to deductibility of qualifying compensation paid to executive officers. The Committee attempts, where practical, to comply with the requirements of section 162(m) so that all compensation is deductible.

• Employment Agreements. In 2008 the Company executed amended and restated employment agreements with the Chief Executive Officer, Chairman of the Board, and Senior Advisor to the Board of the Company incorporating changes necessary to ensure that such employment agreements were in compliance with Code section 409A. No additional entitlements were granted to the executives in the amended agreements.

All of the employment agreements have termination trigger events that provide for the payment of severance to the executive officer upon certain termination events. The Company has included these post-termination trigger events in the employment agreements to provide a safe harbor so that the executive officer can provide services to the Company without being focused on the risk of losing employment with the Company. Additionally, we maintain a separate severance plan for the Named Executive Officers who do not have an employment agreement with the Company. With respect to those Named Executive Officers who have an employment agreement in effect, severance benefits are limited to those as set forth in the respective employment agreements.

Set forth below are the general terms and conditions of each of the employment agreements. Each executive has the right to voluntarily terminate his/her employment at any time.

Alan Gaines — Chairman of the Board

Mr. Gaines and the Company entered into a new Employment Agreement effective as of April 17, 2007. Mr. Gaines’ agreement was amended and restated effective December 30, 2008 in order to comply with Code section 409A. The initial term of Mr. Gaines’ agreement ends April 17, 2010. No more than one hundred twenty (120) days or less than sixty (60) days prior to the expiration of the initial term, the Company and Mr. Gaines may agree in writing to extend the agreement for an additional term.

Under the agreement, Mr. Gaines serves as the Chairman of the Board of the Company. Pursuant to the agreement, Mr. Gaines will receive a base salary at the following annual rates: (i) $500,000 for the period beginning on the Commencement Date (April 17, 2007) and ending the date immediately preceding the first anniversary of the Commencement Date; (ii) $550,000 for the second year; and (iii) $600,000 for the third anniversary year. During the term of the agreement, Mr. Gaines is also entitled to earn an annual performance bonus. The amount of the annual bonus is targeted at 100% of his annual base salary, based upon performance criteria established by the Committee. The amount of the actual annual bonus can be less than or more than the target annual bonus, but in no event will it exceed 200% of the then applicable base salary.

According to the terms of the agreement, Mr. Gaines also received a grant of 3,000,000 shares of restricted stock (“Gaines Restricted Shares”). The Gaines Restricted Shares vest one-third on the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant.

Under the agreement, Mr. Gaines is entitled to a cash bonus upon completion of certain acquisitions of the Company. Mr. Gaines is entitled to a cash bonus, in an amount equal to 0.9% of the purchase price paid by the Company for the acquisition of assets or stock.

Mr. Gaines is entitled to medical, disability insurance, life insurance and other similar benefits provided by the Company, subject to the terms and conditions of those programs.

In the event that the Company terminates Mr. Gaines’ employment without cause, Mr. Gaines terminates his employment for Good Reason (as defined below), or upon a termination within twelve (12) months of a change in control, Mr. Gaines will be entitled to severance pay equal to 2.99 times the sum of his then applicable base salary and the target annual bonus amount, payable in six (6) equal monthly installments. Mr. Gaines will also be entitled to payment for any bonus earned in the year preceding termination, but not yet paid, and accrued and unused vacation days during the year of termination. At the date of termination, all of the Gaines Restricted Shares will be immediately vested.

Good Reason means any of the following which remain uncured after twenty (20) days prior written notice is received by the Company from Mr. Gaines:

(1)	The failure of the Company to continue Mr. Gaines in the position of Chairman of the Board (or such other senior executive position as may be offered by the Company and which Mr. Gaines may in his sole discretion accept);

(2)	Material diminution by the Company of Mr. Gaines’ responsibilities, duties, or authority in comparison with the responsibilities, duties and authority held during the six (6) month period immediately preceding the diminution, or assignment to Mr. Gaines of any duties inconsistent with Mr. Gaines’ position as a senior Executive officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Gaines may in his sole discretion accept);

(3)	Failure by the Company to pay and provide Mr. Gaines the compensation and benefits provided for in his employment agreement; or

(4)	The requirement that Mr. Gaines relocate his residence outside the State of Connecticut.

Additionally, Mr. Gaines is entitled to receive a Gross-Up payment in the event that he is subject to a Code section 280G excise tax pursuant to a change in control of the Company.

In the event the initial term expires without a prior termination or resignation, the Company will pay Mr. Gaines his base salary and pro rata bonus earned (and unpaid) through the date of the expiration.

Mr. Gaines will also be entitled to payment for any bonus earned in a preceding year, but not yet paid, and any accrued but unused vacation days during the year the expiration occurs.

The Company will not be obligated to pay any severance pay in the event that Mr. Gaines terminates voluntarily or he is terminated for cause.

In the event Mr. Gaines’ employment is terminated, unless such termination is without cause or due to a resignation for Good Reason, Mr. Gaines will be subject to a one (1) year non-compete.

James Watt — Chief Executive Officer

Mr. Watt’s employment agreement was entered into on April 17, 2007 and was for an initial term of three years. Mr. Watt’s agreement was amended and restated effective December 30, 2008 in order to comply with Code section 409A. No more than one hundred twenty (120) days or less than sixty (60) days prior to the expiration of the initial term, the Company and Mr. Watt may agree in writing to extend the agreement for an additional term. If no agreement is reached as to an extension of the Agreement, the Agreement will terminate at the end of the initial term.

Under the agreement, Mr. Watt serves as the President and Chief Executive Officer of the Company. Pursuant to the agreement, Mr. Watt will receive a base salary at the following annual rates: (i) $500,000 for the period beginning on the Commencement Date (April 17, 2007) and ending the date immediately preceding the first anniversary of the Commencement Date; (ii) $550,000 for the second year; and (iii) $600,000 for the third anniversary year. During the term of the agreement, Mr. Watt is also entitled to earn an annual performance bonus. The amount of the annual bonus is targeted at 100% of his annual base salary, based upon performance criteria established by the Committee. The amount of the actual annual bonus can be less than or more than the target annual bonus, but in no event will it exceed 200% of the then applicable base salary.

According to the terms of the agreement, Mr. Watt also received a grant of 3,000,000 shares of restricted stock (“Watt Restricted Shares”). The Watt Restricted Shares vest ratably over three years from the date of grant.

Mr. Watt is entitled to medical, disability insurance, life insurance and other similar benefits provided by the Company, subject to the terms and conditions of those programs.

Mr. Watt was also entitled to the reimbursement of relocation expenses in connection with his relocation from Dallas, Texas to Houston, Texas. The relocation expenses included temporary living and travel expenses, the commission on the sale of his existing home in Dallas, closing costs on the purchase of his new home in Houston, and moving expenses.

In the event that the Company terminates Mr. Watt’s employment without cause, Mr. Watt terminates his employment for Good Reason (as defined below) or upon termination within twelve (12) months of a change in control, Mr. Watt will be entitled to severance pay equal to 2.99 times the sum of his then applicable base salary and the target annual bonus amount, payable in six (6) equal monthly installments. Mr. Watt will also be entitled to payment for any annual bonus earned in the year preceding termination, but not yet paid, and accrued and unused vacation days during the year of termination. At the date of termination, all of the Watt Restricted Shares will be immediately vested.

Good Reason means any of the following which remain uncured after twenty (20) days prior written notice is received by the Company from Mr. Watt:

(1)	The failure of the Company to continue Mr. Watt in the position of President and Chief Executive Officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Watt may in his sole discretion accept);

(2)

Material diminution by the Company of Mr. Watt’s responsibilities, duties, or authority in comparison with the responsibilities, duties and authority held during the six (6) month period immediately preceding the diminution, or assignment to Mr. Watt of any duties inconsistent with Mr. Watt’s position as the senior Executive officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Watt may in his sole discretion accept);

(3)	Failure by the Company to pay and provide Mr. Watt the compensation and benefits provided for in his employment agreement; or

(4)	The requirement that Mr. Watt relocate his residence outside the State of Texas.

Additionally, Mr. Watt is entitled to receive a Gross-Up payment in the event that he is subject to a Code section 280G excise tax pursuant to a change in control of the Company.

In the event the initial term expires without a prior termination or resignation, the Company will pay Mr. Watt his base salary and pro rata bonus earned (and unpaid) through the date of the expiration. Mr. Watt will also be entitled to payment for any bonus earned in a preceding year, but not yet paid, and any accrued but unused vacation days during the year the expiration occurs.

The Company will not be obligated to pay any severance pay in the event that Mr. Watt terminates voluntarily or he is terminated for cause.

In the event Mr. Watt’s employment is terminated, unless such termination is without cause or due to a resignation for Good Reason, Mr. Watt will be subject to a one (1) year non-compete.

Amiel David — Senior Advisor to the Board

Mr. David’s employment agreement was entered into on April 17, 2007 and was for an initial term of three years. Mr. David’s agreement was amended and restated effective December 30, 2008 in order to comply with Code section 409A. Effective March 20, 2009, Mr. David retired from the Company’s employment. The terms of Mr. David’s employment agreement, as in effect during 2008, and the terms of Mr. David’s retirement are described below.

The agreement was for an initial term of three years. No more than one hundred twenty (120) days or less than sixty (60) days prior to the expiration of the initial term, the Company and Mr. David may agree in writing to extend the agreement for an additional term. If no agreement is reached as to an extension of the agreement, the agreement will terminate at the end of the initial term.

Under the agreement, Mr. David served as the Senior Advisor to the Board of Directors. Pursuant to the agreement, Mr. David was entitled to receive a base salary at the following annual rates: (i) $400,000 for the period beginning on the Commencement Date (April 17, 2007) and ending the date immediately preceding the first anniversary of the Commencement Date; (ii) $450,000 for the second year; and (iii) $500,000 for the third anniversary year. During the term of the agreement, Mr. David was also entitled to earn an annual performance bonus. The amount of the annual bonus was targeted at 100% of his annual base salary, based upon performance criteria established by the Compensation Committee. The amount of the actual annual bonus could be less than or more than the target annual bonus, but in no event would it exceed 200% of the then applicable base salary.

According to the terms of the agreement, Mr. David also received a grant of 1,000,000 shares of restricted stock (“David Restricted Shares”). The David Restricted Shares were vested on the date of grant.

Under the agreement, Mr. David was entitled to a cash bonus upon the completion of certain acquisitions by the Company. Mr. David was entitled to a cash bonus, in an amount equal to 0.6% of the purchase price paid by the Company for the acquisition of assets or stock. No transaction bonuses were paid in 2008.

Mr. David was entitled to medical, disability insurance, life insurance and other similar benefits provided by the Company, subject to the terms and conditions of those programs.

In connection with Mr. David’s retirement effective 20, 2009, the Company agreed to pay Mr. David $537,500 as follows: No later than ten (10) days following Mr. David’s retirement, the Company paid Mr. David a lump sum in the amount of $37,500. Beginning April 15, 2009 and continuing through March 15, 2010, the Company will pay Mr. David $41,667 each month in a lump sum.

The Company also accelerated the vesting with respect to the grant of restricted stock awarded to Mr. David on March 14, 2008 for 150,588 shares. After netting the shares for applicable withholding taxes, Mr. David received 101,422 fully vested shares of Company stock. Additionally, the Company accelerated the vesting with respect to the grant of restricted stock awarded to Mr. David on August 1, 2008 for 257,000 shares of restricted stock. After netting the shares for applicable withholding taxes, Mr. David received 186,038 fully vested shares of Company stock.

Further, with respect to the David Restricted Shares (i.e., the 1,000,000 shares of restricted stock granted to Mr. David on April 17, 2007), which included certain restrictions, the Company agreed to release these restrictions in connection with his retirement. The Company agreed to pay a gross-up for any taxes owed by Mr. David on the David Restricted Shares due to the removal of the restrictions. The shares to which Mr. David became entitled upon his retirement are as follows:

Grant Date	Gross Number of Shares	Net Shares
4/17/2007	1,000,000	N/A
3/14/2008	150,588	101,422
8/1/2008	257,000	186,038

• The Company’s Severance Plan. The Company provides severance benefits under the Dune Energy, Inc. Employee Severance Plan (“Severance Plan”). The Named Executive Officers who are not covered by an employment agreement are entitled to severance benefits under the Severance Plan. If an executive officer’s employment is terminated without cause or if the executive officer is terminated or resigns for good reason in connection with a change in control, the executive officer will be entitled to severance benefits. The severance payment will equal the executive officer’s then current base salary plus his target annual bonus for the year of termination. If an executive officer terminates employment due to death or disability, he or she will be entitled to payment of accrued base salary and a pro rata portion of his or her annual target performance bonus.

• Tax and Accounting Implications. The Company considers the tax and accounting implications regarding the delivery of different forms of compensation. The Company has moved away from granting stock options due in part to the accounting implications associated with stock options. However, in furtherance of its philosophy of aligning the executive officers’ interests with the interests of the shareholders, the Company believes that the most efficient form of long-term compensation for the executive officers is restricted stock and, therefore, places a greater emphasis on the grant of restricted stock. The Company also relies on using cash compensation, which does not pose any tax or accounting issues.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to shareholders.

Submitted by the Compensation Committee:

Richard Cohen

Alan Bell

William Greenwood

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below displays the total compensation awarded to, earned by or paid to the Named Executive Officers for the fiscal years ending December 31, 2008, December 31, 2007 and December 31, 2006. All amounts shown below are in dollars.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Stock Award(s) ($) (e)		Option Award(s) ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)			Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j)
Alan Gaines, Chairman of the Board	2008 2007 2006	$537,500 488,248 434,987		$110,000 512,000 —	(3) (4)	$2,078,658 3,057,917 —	(5)(6) (5)	$	— 149,292 447,876	$	— 250,000 —	(7)	$	— — —	$15,500 15,500 —	(8) (8)	$2,741,658 4,472,957 882,863

James Watt, President and Chief Executive Officer(1)	2008 2007	537,500 353,173		110,000 512,000	(3) (4)	2,078,658 1,267,917	(5)(6) (5)		— —		— —			— —	15,500 80,851	(8) (9)	2,741,658 2,213,941

Amiel David, Senior Advisor to the Board	2008 2007 2006	437,500 379,440 317,493		— 409,600 —	(4)	231,580 1,790,000 —	(5)(6) (5)		— 314,988 298,584		— 150,000 —	(7)		— — —	13,125 15,500 —	(8) (8)	682,205 3,059,528 616,077

Frank Smith, Senior Vice President and Chief Financial Officer(1)	2008 2007	266,125 151,686		95,000 115,200	(3)	105,763 78,293	(5)		— —		— —			— —	15,500 125,518	(8) (10)	482,388 470,696

Hal Bettis, Executive Vice President and Chief Operating Officer	2008 2007	272,608 131,250	(2)	95,000 161,280	(3)	90,513 3,073	(5)		— —		— —			— —	17,900 17,900	(11) (11)	476,021 313,503

(1)	Commenced employment on April 17, 2007.
(2)

Mr. Hal Bettis was employed by the Company following the acquisition of Goldking. The salary reported represents salary earned as an employee of the Company and does not include salary earned as an employee of Goldking.

(3)	Represents bonus awards earned in 2008, but paid out in 2009.
(4)

Fifty percent (50%) of the bonus amounts awarded to Mr. Gaines, Mr. Watt and Mr. David were paid in shares of restricted stock, instead of cash, in an amount equal to 125% of the value of the cash bonus divided by the closing market price ($1.70) of the Company’s common stock on the day immediately preceding payment of all bonuses to employees. The shares of restricted stock vested on March 14, 2009.

(5)

With respect to the 3,000,000 shares of restricted stock granted to Mr. Watt and Mr. Gaines and the 1,000,000 shares of restricted stock granted to Mr. David on April 17, 2007, these shares (“Subject Shares”) are subject to the Company’s right of first refusal to repurchase the Subject Shares. Should the Company elect to exercise its repurchase option, the executives will be entitled to payment in the amount of: (a) the price per Subject Share offered by a third party; minus (b) $1.79 per Subject Share.

The stock award compensation amount for 2008 was calculated based on the fair value of the award as of the date of each grant. However, the economic value that would be realized by the Executives upon the sale of these shares is far less than the stock award compensation amount shown above. The chart below details the economic value of all equity awards (both vested and unvested) calculated using the closing stock price of $0.18 on December 31, 2008 and assumes that the Company will exercise its repurchase right with respect to the Subject Shares.

Executive	All Shares (Vested and Unvested)	Economic Value at 12/31/08
Gaines	3,502,235	$90,402
Watt	3,502,235	90,402
David	1,407,588	73,366
Smith	299,000	53,820
Bettis	274,000	49,320
(6)	This value includes the FAS 123R expense attributable to the shares of restricted stock granted in lieu of cash with respect to the bonus for 2008. See also footnote 4.
(7)	Represents bonus paid related to closing of Goldking acquisition pursuant to terms of employment agreements effective as of April 17, 2007.

(8)	Represents matching contributions allocated to the executive’s accounts under the 401(k) Plan.
(9)	Represents $65,351 in relocation expenses paid pursuant to employment agreement and $15,500 in matching contributions allocated to Mr. Watt’s account under the 401(k) Plan.
(10)

$36,455 represents relocation expenses paid pursuant to employment agreement; $75,000 represents consideration paid in exchange for termination of employment agreement; and $14,063 represents matching contributions allocated to Mr. Smith’s account in the 401(k) Plan.

(11)	Represents matching contributions allocated to Mr. Bettis’ account in the 401(k) Plan in the amount of $15,500 and $2,400 for a car allowance.

GRANTS OF PLAN BASED AWARDS

The Grants of Plan Based Awards Table discloses the total number of equity and non-equity incentive based plan awards actually granted in 2008. The Grants of Plan Based Awards Table should be read in conjunction with the Summary Compensation Table. The Summary Compensation Table reflects the portion of each equity award recognized for financial statement reporting purposes during 2008. The value of the equity award granted during 2008 is shown at the grant date fair value of the award determined pursuant to FAS 123R.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maxi- mum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maxi- mum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise of Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
Alan Gaines	3/14/2008	(1)	$—	$—	$—	—	—	—	188,235	(1)	—	$—	$320,000	(2)
	8/1/2008								314,000				254,340	(3)

James Watt	3/14/2008	(1)	—	—	—	—	—	—	188,235	(1)	—	—	320,000	(2)
	8/1/2008								314,000				254,340	(3)

Amiel David	3/14/2008	(1)	—	—	—	—	—	—	150,588	(1)	—	—	256,000	(2)
	8/1/2008								257,000				208,170	(3)

Frank Smith	8/1/2008								149,000				120,690	(3)

Hal Bettis	8/1/2008								149,000				120,690	(3)

(1)	The shares of restricted stock granted on March 14, 2008 represent the 2007 annual bonus shares. Fifty percent (50%) of the bonus amounts awarded to Mr. Gaines, Mr. Watt and Mr. David for 2007 were paid in shares of restricted stock, instead of cash, in an amount equal to 125% of the value of the cash bonus divided by the closing market price ($1.70) of the Company’s common stock on the day immediately preceding payment of all bonuses to employees. The shares of restricted stock vested on March 14, 2009.
(2)	Represents the fair value of the shares granted at a per share fair value of $1.70 on the grant date.
(3)	Represents the fair value of the shares granted at a per share fair value of $0.81 on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The Outstanding Equity Awards at Fiscal Year End Table reflects each Named Executive Officer’s unexercised option award holdings and unvested restricted stock awards at December 31, 2008 on an individual award basis.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Alan Gaines	625,000	—	—	$2.44	5/11/2010	1,502,235	$270,402	(1)	—	$—

James Watt	—	—	—	—	—	2,502,235	450,402	(1)	—	—

Amiel David	250,000 500,000 200,000	— — —	— — —	1.25 2.44 1.94	2/14/2010 5/11/2010 1/12/2012	407,588 — —	73,366 — —		— — —	— — —

Frank Smith	—	—	—	—	—	224,000	40,320	(1)	—	—

Hal Bettis	—	—	—	—	—	232,334	41,820	(1)	—	—

(1)	The fair market value of Dune Energy stock on December 31, 2008 was $0.18 per share.

OPTION EXERCISES AND STOCK VESTED

The Option Exercises and Stock Vested Table reflects the stock options actually exercised by, and shares of stock that vested for, each of the Named Executive Officers during 2008.

	Option Awards (1)		Stock Awards
Name (a)	Number of Shares Acquired On Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Alan Gaines	—	$—	1,000,000	$1,580,000	(2)
James Watt	—	—	1,000,000	1,580,000	(2)
Amiel David	—	—	—	—
Frank Smith	—	—	25,000	39,500	(2)
	—	—	25,000	7,250	(3)
Hal Bettis	—	—	41,666	12,083	(3)

(1)	No options were exercised by the Named Executive Officers in 2008.
(2)	The fair market value on April 17, 2008 was $1.58 per share.
(3)	The fair market value on December 17, 2008 was $0.29 per share.

PENSION BENEFITS

The Pension Benefits Table discloses information pertaining to pension benefits provided to the Named Executive Officers. The Company does not provide pension benefits to the Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

The Nonqualified Deferred Compensation Table discloses information pertaining to nonqualified deferred compensation benefits provided to the Named Executive Officers. The Company does not provide nonqualified deferred compensation benefits to the Named Executive Officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This section discusses the incremental compensation that would be payable by the Company to each Named Executive Officer in the event of the Named Executive Officer’s termination of employment with the Company under various scenarios (“termination events”) including voluntary resignation, involuntary termination, termination without cause or for Good Reason in connection with a change in control, termination in the event of disability, and termination in the event of death. In accordance with applicable SEC rules, the following discussion assumes:

(i)	That the termination event in question occurred on December 31, 2008; and

(ii)	With respect to calculations based on the Company’s stock price, we used $0.18, which was the reported closing price of one share of the Company’s common stock on December 31, 2008.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, such as the Company’s 401(k) Plan. The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can only be determined at the time of such executive officer’s termination from the Company. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Pursuant to each of the Restricted Stock Agreements for shares of restricted stock granted pursuant to the 2007 Stock Incentive Plan, the restrictions on all shares of restricted stock shall automatically lapse upon a change in control of the Company as defined in the 2007 Stock Incentive Plan.

Alan Gaines

We have entered into an employment agreement with Mr. Gaines. This agreement has an initial three (3) year term and will terminate at the end of the three (3) year term unless renewed in writing as discussed in the Compensation Discussion and Analysis section entitled “Other Important Compensation Policies Affecting the Named Executive Officers” on page 14.

In his employment agreement, Mr. Gaines has a general termination trigger event that provides a severance payment if the Company terminates his employment without cause, Mr. Gaines terminates his employment for Good Reason, or if the termination occurs within twelve (12) months of a change in control. In all cases Mr. Gaines’ severance payment is equal to 2.99 times the sum of Mr. Gaines’ then applicable base salary and the target annual bonus amount.

Mr. Gaines will also fully vest in the Gaines Restricted Shares in the event that his employment is terminated by the Company without cause or in connection with a change in control.

Mr. Gaines is entitled to receive a tax Gross-Up in the event that he is subject to section 280G excise tax.

The table below indicates the amount of compensation payable by us to Mr. Gaines, including cash severance and restricted stock awards, upon different termination events.

Dune Energy Inc.

Potential Payments Upon Termination Following Change of Control on December 31, 2008

Alan Gaines

Element	Voluntary Resignation	Termination in the Event of Disability	Termination in the Event of Death	Termination Without Cause or For Good Reason	Termination in Connection with a Change in Control (Without Cause or For Good Reason)
Cash Severance Payment(1)	$—	$—	$—	$3,289,000	$3,289,000
Restricted Stock Awards(2)(3)	—	90,402	90,402	180,000	270,402
Excise Tax Gross-Up	—	—	—	—	1,432,612
Total	$—	$90,402	$90,402	$3,469,000	$4,992,014

(1)	The Executive will receive a cash severance equal to 2.99 times the sum of base salary and target bonus (100% of base salary) in the event of involuntary termination without cause, in connection with a change in control or if there is a termination for good reason. The cash severance payment will be made over a period of six (6) months.
(2)	All restricted stock grants vest in connection with a change in control pursuant to the restricted stock agreements. Amounts include the value of unvested awards at December 31, 2008 that would vest based on the termination event. The fair market value of a share of stock on December 31, 2008 was $0.18.
(3)	These amounts do not include the value of “vested” stock options.

James A. Watt

We have entered into an employment agreement with Mr. Watt. This agreement has an initial three (3) year term and will terminate at the end of the initial term unless it is extended in writing for an additional term as discussed in the Compensation Discussion and Analysis section entitled “Other Important Compensation Policies Affecting the Named Executive Officers” on page 16.

In his employment agreement, Mr. Watt has a general termination trigger event that provides a severance payment if the Company terminates his employment without cause, Mr. Watt terminates his employment for Good Reason, or if the termination occurs within twelve (12) months of a change in control. In all cases Mr. Watt’s severance payment is equal to 2.99 times the sum of Mr. Watt’s then applicable base salary and the target annual bonus amount.

Mr. Watt will also fully vest in the Watt Restricted Shares in the event his employment is terminated by the Company without cause or in connection with a change in control.

Mr. Watt is entitled to receive a tax Gross-Up in the event that he is subject to Code section 280G excise tax.

The table below indicates the amount of compensation payable by us to Mr. Watt, including cash severance and restricted stock awards, upon different termination events.

Dune Energy Inc.

Potential Payments Upon Termination Following Change of Control on December 31, 2008

James A. Watt

Element	Voluntary Resignation	Termination in the Event of Disability	Termination in the Event of Death	Termination Without Cause or For Good Reason	Termination in Connection with a Change in Control (Without Cause or For Good Reason)
Cash Severance Payment(1)	$—	$—	$—	$3,289,000	$3,289,000
Restricted Stock Awards (2)	—	90,402	90,402	360,000	450,402
Excise Tax Gross-Up	—	—	—	—	1,345,463
Total	$—	$90,402	$90,402	$3,649,000	$5,084,865

(1)	The Executive will receive a cash severance equal to 2.99 times the sum of base salary and target bonus (100% of base salary) in the event of involuntary termination without cause, a termination in connection with a change in control or a termination for good reason. The cash severance payment will be made over a period of six (6) months.
(2)	All restricted stock grants vest in connection with a change in control pursuant to the restricted stock agreements. Amounts include the value of unvested awards at December 31, 2008 that would vest based on the termination event. The fair market value of a share of stock on December 31, 2008 was $0.18 per share.

Amiel David

Because Mr. David terminated his employment effective March 20, 2009, we have not disclosed the amounts to which Mr. David would have been entitled upon a hypothetical termination event occurring on December 31, 2008. Instead, the table below indicates the amounts Mr. David actually received in connection with his retirement effective March 20, 2009.

Dune Energy Inc.

Actual Payments Upon Retirement on March 20, 2009

Amiel David

Element	Retirement
Cash Severance Payment(1)	$537,500
Restricted Stock Awards (2)	182,986
Gross-up For Taxes(3)	75,696
Total(4)	$796,182

(1)	The Executive will receive a cash severance totaling $537,500 to be paid as follows: no later than ten (10) days following Mr. David’s retirement, the Company paid to Mr. David a lump sum payment in the amount of $37,500. Beginning April 15, 2009 and continuing through March 15, 2010, the Company will pay Mr. David $41,667 each month in a lump sum.
(2)	All restricted stock grants vested in connection with Mr. David’s retirement pursuant to his Separation Agreement. Amounts include the value of unvested awards at March 12, 2009 that vested at a fair market value of $0.13 per share. The grant of 1,000,000 shares of restricted stock to Mr. David on April 17, 2007 contained certain restrictions. Upon Mr. David’s retirement, the Company released these restrictions on March 20, 2009 when the fair market value of the stock was $0.13 per share.
(3)	The Company agreed to pay the Executive a gross-up payment for taxes the Executive would be required to pay upon the release of the restrictions relating to the 1,000,000 shares of restricted stock granted on April 17, 2007 by virtue of Mr. David’s relinquishment of the right to receive a 2008 bonus in the amount of $90,000.
(4)	The Company allowed Mr. David to keep his Company issued laptop computer. The value of the laptop computer has not been included in this value.

Frank T. Smith, Jr.

The terms of the Severance Plan, the 2007 Stock Incentive Plan, and the Restricted Stock Agreements provide what benefits Mr. Smith will be entitled to receive upon termination in connection with a change in control.

The Severance Plan provides that Mr. Smith will be entitled to severance in the amount of one (1) times the sum of Mr. Smith’s then applicable Base Salary and Target Bonus should his employment be involuntarily terminated without cause, involuntarily terminated in connection with a change in control or if Mr. Smith resigns for good reason in connection with a change in control.

The Severance Plan also provides that Mr. Smith would be entitled to a payout equal to his pro-rata target bonus upon termination due to death or disability.

Mr. Smith will be fully vested in the shares of restricted stock granted to him on December 17, 2007 and August 1, 2008 in accordance with the Restricted Stock Agreements granted under the 2007 Stock Incentive Plan in the event his employment is terminated due to death or disability.

Mr. Smith will be fully vested in the Smith Restricted Shares and in the shares of restricted stock granted to him on December 17, 2007 and August 1, 2008 in accordance with the Stock Incentive Plan in the event his employment is terminated without cause in connection with a change in control.

Mr. Smith is not entitled to receive a tax Gross-Up upon a termination in connection with a change in control in the event that he is subject to Code section 280G excise tax.

The table below indicates the amount of compensation payable by us to Mr. Smith, including cash severance and restricted stock awards, upon different termination events.

Dune Energy Inc.

Potential Payments Upon Termination Following Change of Control on December 31, 2008

Frank Smith

Element	Voluntary Resignation(1)	Termination in the Event of Disability	Termination in the Event of Death	Termination Without Cause(2)	Termination in Connection with a Change in Control (Without Cause or For Good Reason)
Cash Severance Payment(3)	$—	$156,000	$156,000	$416,000	$416,000
Restricted Stock Awards(4)	—	35,820	35,820	4,500	40,320
Total	$—	$191,820	$191,820	$420,500	$456,320

(1)	Includes Voluntary Resignation and Resignation for Good Reason not in connection with a change in control.
(2)	If Mr. Smith terminates employment with the Company for Good Reason, he would not be entitled to the cash severance payment detailed above.
(3)	The Executive will receive a cash severance equal to 1.0 times the sum of base salary and target bonus (60% of base salary) in the event of an involuntary termination without cause or an involuntary termination without cause or for good reason in connection with a change in control. The cash severance payment will be made over a period of 6 months.
(4)	All restricted stock grants vest in connection with a change in control pursuant to the restricted stock agreements. Amounts include the value of unvested awards at December 31, 2008 that would vest based on the termination event. The restricted stock granted on April 17, 2007 also vests upon termination without cause. The restricted stock granted on December 17, 2007 and August 1, 2008 fully vests upon death or disability. The fair market value of a share of stock on December 31, 2008 was $0.18 per share.

Hal Bettis

The terms of the Severance Plan, the 2007 Stock Incentive Plan, and the Restricted Stock Agreements provide what benefits Mr. Bettis will be entitled to receive upon termination in connection with a change in control.

The Severance Plan provides that Mr. Bettis will be entitled to severance in the amount of one (1) times the sum of Mr. Bettis’ then applicable Base Salary and Target Bonus should his employment be involuntarily terminated without cause, involuntarily terminated in connection with a change in control or if Mr. Bettis resigns for good reason in connection with a change in control.

The Severance Plan also provides that Mr. Bettis would be entitled to a payout equal to his pro-rata target bonus upon termination due to death or disability.

Mr. Bettis will be fully vested in the shares of restricted stock granted to him on December 17, 2007 and August 1, 2008 in accordance with the Restricted Stock Agreements granted under the 2007 Stock Incentive Plan in the event his employment is terminated due to death or disability.

Mr. Bettis will be fully vested in the shares of restricted stock granted to him on December 17, 2007 and August 1, 2008 in accordance with the Stock Incentive Plan in the event his employment is terminated without cause in connection with a change in control.

Mr. Bettis will also receive benefits under the Company’s 2007 Stock Incentive Plan in the event of a change in control.

Mr. Bettis is not entitled to receive a tax Gross-Up upon termination in connection with a change in control in the event that he is subject to Code section 280G excise tax.

The table below indicates the amount of compensation payable by us to Mr. Bettis, including cash severance and restricted stock awards, upon different termination events.

Dune Energy Inc.

Potential Payments Upon Termination Following Change of Control on December 31, 2008

Hal Bettis

Element	Voluntary Resignation(1)	Termination in the Event of Disability	Termination in the Event of Death	Termination Without Cause(2)	Termination in Connection with a Change in Control (Without Cause or For Good Reason)
Cash Severance Payment(3)	$—	$182,000	$182,000	$442,000	$442,000
Restricted Stock Awards(4)	—	41,820	41,820	—	41,820
Total	$—	$223,820	$223,820	$442,000	$483,820

(1)	Includes Voluntary Resignation and Resignation for Good Reason not in connection with a change in control.
(2)	If Mr. Bettis terminates employment with the Company for Good Reason, he is not entitled to the cash severance payment detailed above.
(3)	The Executive will receive a cash severance equal to 1.0 times the sum of base salary and target bonus (70% of base salary) in the event of an involuntary termination without cause or an involuntary termination without cause or for good reason in connection with a change in control. The cash severance payment will be made over a period of six (6) months.
(4)	All restricted stock grants vest in connection with a change in control pursuant to the restricted stock agreements. Amounts include the value of unvested awards at December 31, 2008 that would vest based on the termination event. The restricted stock granted on December 17, 2007 and August 1, 2008 fully vests upon death or disability. The fair market value of a share of stock on December 31, 2008 was $0.18 per share.

COMPENSATION OF DIRECTORS

Non-employee members of the Board of Directors are entitled to an annual retainer in the amount of $30,000, which is paid quarterly. Each Director is also entitled to a fee in the amount of $1,000 per Board meeting attended. The Chairman of the Audit Committee receives an additional annual retainer of $10,000, which is paid quarterly and the Chairman of the Compensation Committee receives an additional retainer of $4,000 which is paid quarterly. The Committee members are paid a fee of $750 per meeting attended. Directors and Committee members receive meeting fees only for meetings they attend.

For 2008, the Directors could elect to receive Board fees in cash or in shares of Company stock. If an election to receive Company stock was made, such Director was entitled to the number of shares equal to 125% of the board fees earned divided by the fair market value of the stock on such date. These shares would vest on the first anniversary of the date of grant. Mr. Cohen and Mr. Barrenechea elected to receive cash. Messrs. Bell, Greenwood and Sisselman elected to receive shares of stock.

Prior to the adoption of the new compensation program for Directors, Directors were compensated with stock options instead of cash and restricted stock. Beginning in December of 2007, the Company began granting restricted stock to Directors.

On August 1, 2008, Mr. Steve Barrenechea, Mr. Steve Sisselman, Mr. Richard Cohen, Mr. Alan Bell, and Mr. William Greenwood were each granted 35,000 shares of restricted stock in consideration of services performed in 2008. These shares vest ratably over three (3) years.

Mr. Alan Gaines and Mr. James Watt serve as Directors but are not entitled to any additional compensation for such service.

The Director Compensation Table below displays the total compensation awarded to, earned by or paid to Directors for the fiscal year ending December 31, 2008. All amounts shown below are in dollars.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)		Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Steve Barrenechea	$40,750	$15,738	(1)	$—	$—	$—	$—	$56,488
Steve Sisselman	—	32,612	(2)	—	—	—	—	32,612
Richard Cohen	42,500	15,738	(1)	—	—	—	—	58,238
Alan Bell	—	38,941	(2)	—	—	—	—	38,941
William Greenwood	—	34,253	(2)	—	—	—	—	34,253

(1)	Represents shares awarded on December 17, 2007 with a fair value of $1.77 per share and shares awarded on August 1, 2008 with a fair value of $1.75 per share. These shares vest ratably over three years.
(2)	Represents shares awarded on December 17, 2007 with a fair value of $1.77 per share, shares awarded on August 1, 2008 with a fair value of $1.75 per share, shares awarded on March 31, 2008 with a fair value of $1.80 per share, shares awarded on June 30, 2008 with a fair value of $1.03 per share, shares awarded on September 30, 2008 with a fair value of $0.72 per share, and shares awarded on December 31, 2008 with a fair value of $0.18 per share. The shares granted on March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008 will vest on the one year anniversary of their respective dates of grant.

Certain Information concerning Executive Officers

The below table sets forth certain information regarding our current executive officers:

Name	Age	Position
Alan D. Gaines	53	Chairman of the Board of Directors

James A. Watt	59	President, Chief Executive Officer and Director

Frank T. Smith, Jr.	62	Senior Vice President and Chief Financial Officer

Hal L. Bettis	63	Senior Vice President and Chief Operating Officer

Steven J. Craig	57	Senior Vice President—Administration

Alan D. Gaines, has served as Chairman of our Board of Directors since May 2001 and as our Chief Executive Officer from May 2001 to April 17, 2007. From April 2005 until August 2007, Mr. Gaines served as Vice Chairman of Baseline Oil & Gas Corp. (OTC: BOGA.OB), an independent, publicly traded oil and gas company, and from April 2005 until September 2007, he served as Chief Executive Officer of Cross Canyon Energy Corp. (f/k/a ABC Funding, Inc.) (OTC: AFDG.OB), a publicly-traded oil and gas company. Mr. Gaines currently serves on the Board of Directors of Cross Canyon Energy Corp. Mr. Gaines has over 25 years of experience as an energy investment and merchant banker. In 1983, he co-founded Gaines, Berland Inc., an investment bank and brokerage firm, specializing in global energy markets, with particular emphasis given to small to medium capitalization companies involved in exploration and production, pipelines, refining and marketing, and oilfield services. Mr. Gaines holds a B.B.A. in Finance from Baruch College, and an M.B.A. in Finance (with distinction) from Zarb School, Hofstra University School of Graduate Management.

James A. Watt, became a Director of the Company on April 16, 2007 and our President and Chief Executive Officer on April 17, 2007. Mr. Watt served as the Chief Executive Officer of Remington Oil and Gas Corporation since February 1998 and the Chairman of Remington since May 2003, until Helix Energy Solutions Group, Inc. (NYSE: HLX) acquired Remington in July 2006. From 1993 through 1997, Mr. Watt served as Vice President—Exploration of Seagull E&P, Inc., and from 1991-1993, he served as Vice President—exploration and exploitation of Nerco Oil and Gas. From August 2006 through March 2007, Mr. Watt served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. (OTC: MVOG.OB). Mr. Watt currently serves on the Board of Directors of Pacific Energy Resources Ltd (TSE: PFE) and Helix. Mr. Watt received a B.S. in Physics from Rensselaer Polytechnic Institute.

Frank T. Smith, Jr., became our Senior Vice President and Chief Financial Officer on April 17, 2007. From 2004 through 2006, Mr. Smith served as Senior Vice President—Finance and Corporate Secretary of Remington Oil and Gas Corp., which was acquired by Helix Energy Solutions Group, Inc. (NYSE: HLX) in July 2006. From June 1997 through 2003, Mr. Smith served as Executive Vice President and Manager of energy lending at the Bank of Texas. From 1991 through 1997, Mr. Smith served as Director in the energy and utilities division of the First National Bank of Boston. Immediately prior to coming to our Company, he served as President and Chief Financial Officer of Sonoran Energy, Inc. (OTC: SNRN.OB). Mr. Smith received an M.B.A. in Corporate Finance & Banking from the University of Pennsylvania (Wharton School).

Hal L. Bettis, became our Senior Vice President and Chief Operating Officer on May 21, 2007. From 2004 through 2007, Mr. Bettis served as Executive Vice-President of Operations of Goldking Energy Corporation, which was acquired by our Company in May 2007. From 2001 through 2004, he served as President and Chief Operating Officer of Dunhill Resources, Inc. and from 1999 through 2001 he served as President and Chief Operating Officer of Willis Energy, LLC, each an independent oil and natural gas exploration and production company. From 1994 through 1999, Mr. Bettis served as Chief Operating Officer of Taylor Energy Company, a independent exploration and production company operating entirely in the Gulf of Mexico. Mr. Bettis received a B.S. in Petroleum Engineering from Mississippi State University.

Steven J. Craig, became our Senior Vice-President of Administration on May 15, 2007. From 1996 through 2006, Mr. Craig served as Senior Vice-President of Administration of Remington Oil and Gas Corp., which was acquired by Helix Energy Solutions Group, Inc. (NYSE: HLX) in March 2006. From August 2006 through March 2007, Mr. Craig served as the Senior Vice-President of Administration of Maverick Oil & Gas, Inc. (OTC: MVOG.OB).

Our executive officers are appointed by our Board of Directors and serve at its discretion, subject to the terms of applicable employment agreements. There are no family relationships among any of the directors or executive officers of our Company.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2009 by (i) each of our current directors and executive officers, as well as persons who served as executive officers during our 2008 fiscal year but not presently; (ii) each person who, to our knowledge, beneficially owns more than 5% of outstanding shares of our common stock; and (iii) all of our current directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount(2)		Percent of Class
Alan D. Gaines (Chairman of the Board of Directors)	6,817,948	(3)(4)	6.3%
James A. Watt (President, Chief Executive Officer and Director)	3,602,235	(5)	3.3%
Frank T. Smith, Jr. (Senior Vice President and Chief Financial Officer)	299,000	(6)	*
Hal L. Bettis (Senior Vice President and Chief Operating Officer)	274,000	(7)	*
Steven J. Craig (Senior Vice President of Administration)	149,000	(8)	*
Amiel David (Senior Advisor to Board)	2,393,710	(9)(10)	2.2%
Steven Barrenechea (Director)	237,500	(11)(12)	*
Alan D. Bell (Director)	385,581	(12)(13)(14)	*
Richard M. Cohen (Director and Secretary)	367,185	(12)(15)	*
William E. Greenwood (Director)	277,871	(12)(16)	*
Steven M. Sisselman (Director)	361,612	(12)(15)(17)	*
UBS AG(18)	58,890,228	(19)	35.3%
Itera Holdings BV(20)	35,464,397		32.9%
Zazove Associates, LLC(21)	24,694,286	(22)	18.6%
Whitebox Advisors, LLC(23)	14,200,526	(24)(25)	11.7%
Natural Gas Partners VII, LP(26)	10,055,866	(26)	9.3%
All Officers & Directors as a Group (10 persons)	12,771,932	(3)-(8),(11)-(17)	11.7%

*	Indicates ownership of less than 1%.
(1)	Unless otherwise indicated, the address of the beneficial holder is c/o Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002.

(2)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 31, 2009. Each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not held by any other person), and which are exercisable within 60 days from March 31, 2009, have been exercised. At March 31, 2009, an aggregate of 107,823,127 shares of common stock were outstanding.

(3)	Includes 625,000 shares underlying a stock option granted May 12, 2005, with an exercise price of $2.44 per share.

(4)	Includes voting power with respect to (i) 1,000,000 shares of common stock granted pursuant to a Restricted Stock Agreement dated April 17, 2007, which shares vest on April 17, 2009 and (ii) 314,000 shares of common stock granted under our 2007 Stock Incentive Plan (the “2007 Plan”) on August 1, 2008, which shares vest in equal installments on each of August 1, 2009, 2010 and 2011. Also includes 138,448 after tax shares which vested on March 14, 2009 that were issued in lieu of cash for payment of one-half of bonus earned pursuant to Mr. Gaines’ employment agreement, dated April 17, 2007 and amended and restated on December 30, 2008.

(5)	Represents voting power with respect to (i) 2,000,000 shares of common stock granted pursuant to a Restricted Stock Agreement dated April 17, 2007, which shares vest in equal installments of 1,000,000 shares on each of April 17, 2009 and 2010, and (ii) 314,000 shares of common stock granted under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2009, 2010 and 2011.

(6)

Includes voting power with respect to (i) 25,000 shares of common stock granted pursuant to a Restricted Stock Agreement dated April 17, 2007, which shall vest on April 17, 2009, (ii) 149,000 shares of common stock granted under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of

August 1, 2009, 2010 and 2011 and (iii) 50,000 shares of common stock granted on December 17, 2007 under our Stock Incentive Plan, which shares vest in equal installments on each of December 17, 2009 and 2010.

(7)	Includes voting power with respect to (i) 149,000 shares of common stock granted under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2009, 2010 and 2011 and (ii) 83,334 shares of common stock granted on December 17, 2007 under the 2007 Plan, which shares vest in equal installments on each of December 17, 2009 and 2010.

(8)	Includes voting power with respect to (i) 94,000 shares of common stock granted under the Company’s 2007 Stock Incentive Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2009, 2010 and 2011 and (ii) 33,334 shares of common stock granted on December 17, 2007 under our the 2007 Plan, which shares vest in equal installments on each of December 17, 2009 and 2010.

(9)	Includes (i) 250,000 shares underlying a stock option granted on February 15, 2005, (ii) 500,000 shares underlying a stock option granted May 12, 2005 and (iii) 200,000 shares underlying a stock option granted January 24, 2007.

(10)	Includes (i) 101,422 after tax shares of common stock which vested on March 14, 2009 that were issued in lieu of cash for payment of one-half of bonus earned pursuant to Mr. David’s employment agreement and (ii) 186,038 after tax shares granted under the 2007 Plan on August 1, 2008, which shares vested upon Mr. David’s retirement from the Company on March 20, 2009.

(11)	Includes (i) 25,000 shares underlying a stock option granted on December 15, 2004; (ii) 50,000 shares underlying a stock option granted on October 28, 2005 and (iii) 50,000 shares underlying a stock option granted on January 24, 2007.

(12)	Includes voting power with respect to (i) 35,000 shares of common stock granted under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2009, 2010 and 2011 and (ii) 13,334 shares of common stock granted on December 17, 2007 under the 2007 Plan, which shares vest in equal installments on each of December 17, 2009 and 2010.

(13)	Includes voting power with respect to an aggregate of 272,422 shares of common stock granted in lieu of Board fees earned for the fiscal quarters ended June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009. Such shares vest one year from the date of their respective grant.

(14)	Excludes 32,000 shares of common stock held by The Rosalyn Broadfoot Bell Generation Skipping Trust, which shares Mr. Bell expressly disclaims beneficially ownership for purposes of Section 13(d) of the Exchange Act.

(15)	Includes (i) 50,000 shares underlying a stock option granted on October 28, 2005 and (ii) 50,000 shares underlying a stock option granted on January 24, 2007.

(16)	Includes voting power with respect to an aggregate of 216,447 shares of common stock granted in lieu of Board fees earned for the fiscal quarters ended June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009. Such shares vest one year from the date of their respective grant.

(17)	Includes voting power with respect to an aggregate of 175,680 shares of common stock granted in lieu of Board fees earned for the fiscal quarters ended June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009. Such shares vest one year from the date of their respective grant.

(18)	Beneficial Owner’s address is Bahnhofstrasse 45, C-8001, Zurich, Switzerland.

(19)	Represents shares underlying shares of our 10% Senior Redeemable Convertible Preferred Stock (the “Preferred Stock”) and assumes a conversion ratio of 1 share of Preferred Stock converting to 571.43 shares of common stock and a make-whole premium of 221 shares of common stock for each 1 shares of Preferred Stock converted, in each case, as of May 9, 2008. Information based upon the Schedule 13D of beneficial owner filed with the Securities and Exchange Commission (the “SEC”) on May 23, 2008.

(20)	Beneficial Owner’s address is 9995 Gate Parkway, Jacksonville, FL 32246. Information based upon the Schedule 13D of beneficial owner filed with the SEC on July 4, 2004.

(21)	Beneficial Owner’s address is 1001 Tahoe Boulevard, Incline Village, NV 89451.

(22)

Represents shares underlying shares of the Preferred Stock Information is based upon the Schedule 13G initially filed with the SEC on January 30, 2008, as amended by Amendment No. 3 filed with the SEC on

February 13, 2009. Excluded are shares of common stock issuable, at our option, under the Preferred Stock pursuant to the “make-whole conversion premium” as of the date of conversion.

(23)	Beneficial Owner’s address is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416.

(24)	Includes shares of our common stock and shares underlying our Preferred Stock deemed beneficially owned by Whitebox Advisors, LLC, as the investment adviser for each of: (i) Whitebox Combined Partners, LP, which directly or indirectly owns 5,505,546 shares of our common stock; (ii) Whitebox Hedged High Yield Partners, LP, which directly or indirectly owns 4,927,955 shares of our common stock; (iii) Whtiebox Convertible Arbitrage Partners, L.P., which directly or indirectly owns 3,468,595 shares of our common stock; and (iv) IAM Mini-Fund 14, Ltd., which directly or indirectly owns 298,430 shares of our common stock. Information based upon the Selling Stockholder Questionnaire of the beneficial owners delivered to our legal counsel on April 3, 2009, as amended on April 8, 2009. Excluded are shares of our common stock issuable, at our option, under the Preferred Stock pursuant to the “make-whole conversion premium” as of the date of conversion.

(25)	Based on the relationships described in note (24) above, the entities named therein may also be deemed to constitute a “group” within the meaning of Rule 13d-5(b)(1) under the Exchange Act; however, this statement shall not be construed as an admission that Whitebox Advisors, LLC and any of the above-named funds are a group, or have agreed to act as a group. Each joint filer disclaims beneficial ownership of these securities except to the extent of any direct pecuniary interest therein, and this report shall not be deemed to be an admission that any such joint filer is the beneficial owner of these securities for purposes of Section 16 or for any other purpose.

(26)	Beneficial Owner’s address is 125 E. John Carpenter Fwy, Ste. 600, Irving, TX 75062. Information based upon the Form 3 of beneficial owner filed with the Securities and Exchange Commission on May 25, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our common stock, or “reporting persons” to file with the Securities and Exchange Commission reports of their holdings of, and transactions in, our common stock. Reporting persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of these reports furnished to the Company, we believe that all reports required to be filed by reporting persons pursuant to Section 16(a) of the Exchange Act were filed for the year ended December 31, 2007 on a timely basis.

Certain Relationships and Related Party Transactions

As of March 31, 2009, our principal shareholder Itera Holdings BV (“Itera”) held 35,464,397 shares of our common stock, constituting 32.9% of our outstanding common stock on that date. Steven Sisselman, a member of our current Board of Directors is an affiliate of Itera.

On May 15, 2007, we discharged, in full, all of our prior obligations to Itera, under that Amended and Restated Term Loan Agreement dated as of August 31, 2006 and evidenced by that certain Amended and Restated Subordinated Convertible Note of even date therewith in the outstanding aggregate principal amount of $25 million.

In April 2006, we entered into a contract with Itera Rig, LLC to provide a drilling rig exclusively for our use. Itera Rig LLC is an affiliate of Itera. The contract was for an initial two year term, commencing September 2006, with an extension clause. The fixed day rate was based on current market rates. The contract was terminated in April 2008.

Policies and Procedures Regarding Related Party Transactions

A “Related Party Transaction” is any transaction, arrangement or relationship where the Company is a participant, the Related Party (defined below) had, has or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Party” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

When reviewing and approving the terms and conditions of all related party transactions, members of our Board of Directors other than the Related Party will consider all relevant facts and circumstances available to it to determine whether such related party transaction is in, or is not inconsistent with, our best interests, including, without limitation, (a) the extent of the Related Party’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not Related Parties; (d) the benefit to our Company; and (e) the aggregate value of the transaction. In accordance with our Audit Committee charter, all related party transactions must be submitted to our Audit Committee.

There were no transactions in 2008 which required review, approval or ratification by our Board of Directors as a Related Party Transaction.

ADDITIONAL INFORMATION

Other Business

We know no other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

Availability of Accountants at Annual Meeting

Malone & Bailey, PC served as our independent registered public accounting firm providing auditing and financial services during fiscal 2008. We expect that representatives of Malone & Bailey, PC will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Deadlines for receipt of stockholder proposals

A stockholder who intends to present business at the 2010 annual stockholder meeting, other than pursuant to Rule 14a-8, must comply with the requirements of our by-laws. Our by-laws provide, among other things, that to bring business before an annual meeting a stockholder must give written notice to our Company’s Secretary not less than 90 days and not more than 120 days in advance of the day corresponding to the date of mailing of our proxy materials for the prior year’s annual meeting of stockholders. We anticipate holding our 2010 Annual Meeting of Stockholders on or about May 19, 2010, and mailing proxy materials on or about April 15, 2010. Accordingly, in order to be included in our proxy materials for our 2010 Annual Meeting, we must have received notice of any stockholder proposal(s) submitted in accordance with the proxy rules no sooner than December 14, 2009, and no later than January 14, 2010.

By order of the Board of Directors,

Richard M. Cohen

Secretary

April 17, 2009

DUNE ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alan Gaines, James A. Watt and Richard M. Cohen, or any of them, as proxy, with full power of substitution, to represent the undersigned at the 2009 annual meeting of Stockholders to be held at the Doubletree Hotel, 400 Dallas Street, Houston, Texas, 77002 on May 21, 2009 at 11:00 a.m. local time, and at any adjournments thereof, and to vote the shares that undersigned would be entitled to vote if personally presented, as indicated on the reverse side.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

DUNE ENERGY, INC.

May 21, 2009

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

20700000000000000000 1	071007

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN

BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:
NOMINEES: o Steven Barrenechea o Alan D. Bell o Richard M. Cohen o Alan D. Gaines o William E. Greenwood o Steven M. Sisselman o James A. Watt
☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY

The shares of common stock represented by this proxy will be voted as directed. However, if no direction is given, the shares of common stock will be voted FOR the election of the nominees.

If any other business is properly presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting.

FOR ALL NOMINEES
☐ FOR ALL EXCEPT
(See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.